Exhibit 99.1

FINANCIAL INFORMATION OF CAESARS GROWTH PARTNERS, LLC
A SIGNIFICANT EQUITY METHOD INVESTEE OF CAESARS ACQUISITION COMPANY
EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Upon the completion of the Transactions described in our Annual Report on Form 10-K for the year ended December 31, 2013, Caesars Acquisition Company’s (the "Company," "CAC," "we," "our" and "us") sole material asset is its interest in Caesars Growth Partners, LLC ("CGP LLC"), which is accounted for using the equity method. As our investment in CGP LLC is considered to be significant for the period subsequent to the Transactions, CGP LLC's annual financial statements are required to be included as an exhibit to each CAC Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X. Given the significance of this investment to the financial position and results of operations of CAC, we have elected to include selected financial information of CGP LLC in this Quarterly Report on Form 10-Q.
For a discussion of the results of operations for CGP LLC for the first quarter 2014 in comparison to the first quarter 2013 results of operations derived from the assets and entities that were acquired by or contributed to CGP LLC in connection with the Transactions (referred to in the aggregate as Predecessor Growth Partners), please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for Caesars Acquisition Company in Item 2 of its quarterly report on Form 10-Q for the quarter ended March 31, 2014.

CAESARS GROWTH PARTNERS, LLC

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$972.6	$976.9
Short-term investments	—	15.0
Receivables, net of allowance for doubtful accounts of $3.9 and $3.9, respectively	65.2	53.7
Interest receivable from related party	25.3	8.9
Deferred tax assets	3.3	7.0
Restricted cash	22.8	28.8
Prepayments and other current assets	12.0	13.2
Total current assets	1,101.2	1,103.5
Investment in notes from related party	973.2	931.6
Land, property and equipment, net	596.8	516.0
Goodwill	126.6	112.8
Intangible assets other than goodwill, net	213.1	168.2
Restricted cash	203.6	231.6
Deferred tax assets	9.5	—
Deferred charges and other	115.1	114.8
Total assets	$3,339.1	$3,178.5

Liabilities and Equity
Current liabilities
Accounts payable	$92.7	$54.8
Payables to related party	47.1	49.4
Accrued expenses	169.0	126.4
Foreign tax payable	0.9	1.8
Deferred tax liabilities	0.4	—
Current portion of long-term debt	0.1	0.1
Total current liabilities	310.2	232.5
Long-term debt	677.6	680.2
Long-term debt to related party	39.8	39.8
Convertible notes issued to related party	47.7	47.7
Deferred tax liabilities	10.1	3.8
Contingently issuable non-voting membership units	382.6	306.5
Deferred credits and other	80.2	69.6
Total liabilities	1,548.2	1,380.1

Commitments and contingencies
Redeemable non-controlling interests	3.3	3.9
Equity
Additional paid-in capital	751.2	749.6
Retained earnings	746.8	766.5
Accumulated other comprehensive income	242.8	233.6
Total equity attributable to Caesars Growth Partners, LLC	1,740.8	1,749.7
Non-controlling interests	46.8	44.8
Total equity	1,787.6	1,794.5
Total liabilities and equity	$3,339.1	$3,178.5

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)
(In millions)

Quarter Ended March 31, 2014
Revenues
Interactive Entertainment
Social and mobile games	$115.7
WSOP and online real money gaming	8.5
124.2
Casino Properties and Developments
Casino	46.9
Food and beverage	24.9
Rooms	27.8
Other	16.2
Less: casino promotional allowances	(13.7)
102.1
Net revenues	226.3

Operating expenses
Interactive Entertainment - Direct
Platform fees	35.3
Casino Properties and Developments - Direct
Casino	20.9
Food and beverage	12.0
Rooms	7.7
Property, general, administrative and other	121.8
Depreciation and amortization	13.6
Change in fair value of contingently issuable non-voting membership units	76.1
Change in fair value of contingent consideration	0.7
Total operating expenses	288.1
Loss from operations	(61.8)
Interest expense, net of interest capitalized	(11.9)
Interest income	1.0
Interest income - related party	48.8
Loss on extinguishment of debt	(0.6)
Loss before provision for income taxes	(24.5)
Provision for income taxes	(1.7)
Net loss	(26.2)
Less: net loss attributable to non-controlling interests	6.5
Net loss attributable to Caesars Growth Partners, LLC	$(19.7)

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENT OF COMPREHENSIVE LOSS
(UNAUDITED)
(In millions)

Quarter Ended March 31, 2014
Net loss	$(26.2)
Other comprehensive income, net of income taxes:
Unrealized gain on investments in notes from related party	9.2
Total other comprehensive income	9.2
Comprehensive loss	(17.0)
Less: net loss attributable to non-controlling interests	6.5
Comprehensive loss attributable to Caesars Growth Partners, LLC	$(10.5)

CASESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interests	Total Equity
Balance at December 31, 2013, as previously reported	$734.0	$782.1	$233.6	$44.8	$1,794.5
Prior-period adjustment (1)	15.6	(15.6)	—	—	—
Balance at December 31, 2013, as restated	749.6	766.5	233.6	44.8	1,794.5
Net loss	—	(19.7)	—	(5.9)	(25.6)
Issuance of Caesars Interactive common stock	13.7	—	—	1.5	15.2
Purchase of Caesars Interactive common stock	(17.2)	—	—	(1.9)	(19.1)
Stock-based compensation	1.9	—	—	—	1.9
Sale of partial interest in Baltimore joint venture	3.4	—	—	8.3	11.7
Unrealized gain on investments in notes from related party, net of tax	—	—	9.2	—	9.2
Distributions to parent	(0.2)	—	—	—	(0.2)
Balance at March 31, 2014	$751.2	$746.8	$242.8	$46.8	$1,787.6

(1)
Represents a distribution from CGP LLC to its parent entities recorded against Additional paid-in capital during the year ended December 31, 2013. Because the amount did not exceed cumulative earnings, the distribution should have been recorded as a distribution from Retained earnings rather than from Additional paid-in capital.

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)
(In millions)

Quarter Ended March 31, 2014
Cash flows from operating activities
Net loss	$(26.2)
Adjustments to reconcile net loss to cash flows provided by operating activities
Depreciation and amortization	13.6
Amortization of debt discount	6.5
Loss on early extinguishments of debt	0.6
Change in fair value of contingently issuable non-voting membership units	76.1
Change in fair value of contingent consideration	0.7
Accretion of discount on investments in notes from related party	(32.4)
Stock-based compensation expense	18.3
Net change in deferred income taxes	(9.2)
Net change in long-term accounts	3.6
Net change in working capital accounts	(38.0)
Cash flows provided by operating activities	13.6
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(29.6)
Payments to acquire business, net of cash acquired	(22.5)
Purchase of equity method investment	(1.3)
Sale of short-term investments	15.0
Increase in restricted cash	(74.3)
Decrease in restricted cash	108.3
Cash flows used in investing activities	(4.4)
Cash flows from financing activities
Purchase of Caesars Interactive common stock	(19.1)
Sale of partial interest in Baltimore joint venture	11.7
Proceeds from exercise of options	3.8
Repayments under lending agreements	(9.7)
Distributions to parents	(0.2)
Cash flows used in financing activities	(13.5)
Net decrease in cash and cash equivalents	(4.3)
Cash and cash equivalents, beginning of period	976.9
Cash and cash equivalents, end of period	$972.6